EXHIBIT A

JOINT FILING AGREEMENT

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of CareDX, Inc. may be filed in a single statement on behalf of each of such persons.

Bellevue Asset Management (UK) Ltd.

Date: November 14, 2024	By:	/s/ Markus Peter
Signatory Authority
	Name:	Markus Peter
	Title:	Director

Bellevue Group AG

Date: November 14, 2024	By:	/s/ Stefano Montalbano
Signatory Authority
	Name:	Stefano Montalbano
	Title:	Chief Financial Officer

Date: November 14, 2024	By:	/s/ Christoph Eisenring
Signatory Authority
	Name:	Christoph Eisenring
	Title:	Head Legal & Compliance

Bellevue Asset Management AG

Date: November 14, 2024	By:	/s/ Martin Gubler
Signatory Authority
	Name:	Martin Gubler
	Title:	Chief Financial Officer

Date: November 14, 2024	By:	/s/ Ivo Betschart
Signatory Authority
	Name:	Ivo Betschart
	Title:	Chief Finance & Controlling